Exhibit 99.3

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
April 18, 2012	Kristina Waugh 318.340.5627
kristina.r.waugh@centurylink.com

CENTURYLINK ANNOUNCES COMPLETION OF DEBT TENDER OFFER FOR QWEST

CORPORATION NOTES

MONROE, La…CenturyLink, Inc. (NYSE: CTL) announced today the completion of the previously announced debt tender offer (the “Offer”) commenced on March 21, 2012 by its wholly-owned subsidiary, Qwest Corporation, for Qwest Corporation’s two series of notes listed in the table below (the “Notes”), which expired at 12:00 midnight, New York City time, on April 17, 2012 (the “Expiration Date”).

As of the Expiration Date, approximately $883.6 million aggregate principal amount of the Notes had been validly tendered and not validly withdrawn, and as of today Qwest Corporation accepted for purchase all of these Notes in exchange for aggregate tender offer consideration of approximately $1.088 billion, including $30.4 million of accrued interest.

The table below sets forth, for each series of Notes, among other things, the Tender Offer Consideration, the Full Tender Offer Consideration and the aggregate principal amount validly tendered and not withdrawn as of the Expiration Date based on information provided by Global Bondholder Services Corporation, the depositary and information agent for the Offer:

Title of Qwest Corporation Security	CUSIP Number	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Payment(2)	Full Tender Offer Consideration(2)	Aggregate Principal Amount Tendered	Percentage of Outstanding Notes Purchased (3)
8.375% Notes due 2016	74913GAW5	1	$1,182.76	$30.00	$1,212.76	$575,493,000	71.0%
7.625% Notes due 2015	74913GAK1	2	$1,139.25	$30.00	$1,169.25	$308,115,000	77.0%

(1)	Per $1,000 principal amount of Notes validly tendered after 5:00 p.m., New York City time, on April 3, 2012 (the “Early Tender Date”) but at or prior to the Expiration Date and accepted for purchase, which is equivalent to the Full Tender Offer Consideration minus the Early Tender Payment.
(2)	Per $1,000 principal amount of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and accepted for purchase.
(3)	Expressed as a percentage of the principal amount of Notes outstanding at the commencement of the Offer.

Holders of Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date received the “Full Tender Offer Consideration” listed in the table above, and holders who validly tendered Notes after such time but at or prior to the Expiration Date received the “Tender Offer Consideration” listed in the table above. In addition, payments for all Notes purchased included accrued interest up to, but not including, today’s settlement date.

Qwest Corporation expects to record in the second quarter of 2012 a one-time pre-tax charge to net income of approximately $46 million related to premiums paid to tendering holders of Notes and estimated transaction costs associated with the Offer.

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC acted as the dealer managers for the Offer.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. Qwest Corporation made the Offer pursuant to the terms and conditions of the Offer to Purchase dated March 21, 2012 (the “Offer to Purchase”). The complete terms and conditions of the Offer are set forth in the Offer to Purchase and related letter of transmittal previously furnished to holders of Notes.

Qwest Corporation may, from time to time, purchase any of the Notes that remain outstanding after the Offer in the open market, in privately negotiated transactions, through additional tender or exchange offers or otherwise, or may redeem such Notes pursuant to the terms of the indenture governing the Notes. Any such future voluntary purchases may be on the same terms or on terms that are more or less favorable to holders of Notes than the terms of the Offer.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice, wireless and managed services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLink™ Prism™ TV and DIRECTV brands. In addition, the company provides data, voice and managed services to enterprise, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit http://www.centurylink.com.

Forward Looking Statements

This press release may include certain forward-looking statements, estimates and projections that are based on current expectations only (including estimates of transaction costs), and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of CenturyLink and Qwest Corporation. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Neither CenturyLink nor Qwest Corporation undertakes any obligation to update any of its forward-looking statements for any reason.